SUBSIDIARIES OF THE REGISTRANT

  The following table shows all direct and indirect subsidiaries of the registrant except (1) subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary, and (2) certain consolidated wholly-owned multiple subsidiaries carrying on the same line of business as to which certain summary information appears below.

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
                                                 Jurisdiction of Incorporation
                                                 -----------------------------
Boston Gas Company                                    Massachusetts
Midland Enterprises Inc.                              Delaware
AllEnergy Marketing Company, L.L.C.(1)                Massachusetts
14 subsidiaries engaged in water transportation
  and related activities

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(1) Eastern Enterprises owns a 50% interest in this entity through a joint venture with New England Electric System.